Exhibit 99.5

Securities Transfer Agreement

This Securities Transfer Agreement is entered into as of March 14, 2023, by Mr. Wasef Jabsheh (the “Transferor”) and W. Jabsheh Investment Company Ltd., a company incorporated under the laws of the British Virgin Islands (the “Transferee”).

Recitals:

A. The Transferor is the record owner of the securities of International General Insurance Holdings Ltd. (the “Company”) identified on Schedule A hereto (the “Securities”).

B. The Transferor desires to transfer the Securities to the Transferee.

C. The Transferee desires to acquire all of the Transferor’s right, title and interest to the Securities for no consideration.

Agreement:

1. The Transferor represents that the Transferor has good title to the Securities. Each of Transferor and Transferee represents that (a) they have all necessary power and authority to enter into and perform this Agreement and (b) this Agreement constitutes their valid and binding obligation.

2. The Transferor hereby transfers and assigns to the Transferee all of the Transferor’s right, title and interest to the Securities for no consideration.

3. The Transferee agrees to be bound by all of the terms and provisions of each of the following agreements, as if the Transferee were a party thereto: (i) the Insider Letter agreement by and among Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), Lagniappe Ventures LLC, a Delaware limited liability (“Lagniappe”), and certain directors and officers of Tiberius, dated March 15, 2018 (the “Insider Letter”), (ii) the Sponsor Share Letter by and among Lagniappe, Tiberius, International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre, the Transferor and Argo Re Limited, a Bermuda exempted company, dated October 10, 2019, to which the Company became a party after the date thereof by executing and delivering a joinder thereto (the “Sponsor Share Letter”), and (iii) the Share Transfer Letter by and among Lagniappe, the Transferor, and the Company, dated March 16, 2020 (the “Share Transfer Letter”).

4. The Transferee represents to the Transferor that the transfer of the Securities complies with (a) the legal requirements within the Transferee’s jurisdiction for the transfer of the Securities, (b) any foreign exchange restrictions applicable to such transfer, (c) any governmental or other consents that may need to be obtained in connection with the transfer of the Securities and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. The Transferee further represents that the Transferee’s acquisition and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Transferee’s jurisdiction.

5. The Securities, when transferred, shall bear the legends as set forth on the existing Securities, as applicable.

6. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State.

8. This Agreement shall be binding upon the transferees, successors, assigns and legal representatives of the parties hereto.

9. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRANSFEROR:

/s/ Wasef Jabsheh
Wasef Jabsheh

Transferor Address:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TRANSFEREE:

W. Jabsheh Investment Company Ltd.

By:	/s/ Wasef Jabsheh
Name:	Wasef Jabsheh
Title:	Director

Transferee Address:

Schedule A

1.	12,233,039 common shares, held at Continental

2.	502,794 common shares, held in Wasef Jabsheh’s personal account

3.	4,000,000 warrants to purchase common shares of the Company, held at Continental

4.	1,131,148 contingent unvested common shares, held at Continental, including

a.	600,000 contingent unvested shares which vest at $11.50

b.	400,000 contingent unvested shares which vest at $12.75

c.	131,148 contingent unvested shares which vest at $15.25

5.	137,918 vested restricted shares, held in Mr. Jabsheh’s account at Global Shares

6.	237,504 restricted shares, awarded under IGI’s equity incentive plan, held at Continental

Total: 14,242,403 shares and 4,000,000 warrants